UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2007

BIOMETRX, INC.
(Exact name of registrant as specified in its Charter)

Delaware	0-15807	31-1190725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

500 North Broadway, Suite 204, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 937-2828
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

The information included in Item 3.02 of this current report on Form 8-K is incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities

bioMETRX, Inc. (the “Company”) entered into a Securities Purchase Agreement dated as of December 28, 2006, with three investors relating to the issuance and sale, in a private placement (“Private Placement”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), of units (the “Units”) consisting of Senior Convertible Debentures in the principal amount of $1,500,000 (“Debentures”), 1,500,000 Series A Common Stock Purchase Warrants (“A Warrants”) and 750,000 Series B Common Stock Purchase Warrants (“B Warrants”). The closing occurred on January 5, 2007.

The Debentures mature on June 29, 2008. The Debentures are convertible at the option of the holder into the Company’s common stock at the rate of $1.00 per hare. The Debentures are convertible at the option of the Company into the Company’s common stock if the closing bid price of the Company’s common stock is above $2.50 per share for ten (10) consecutive trading days and if the shares underlying the Debentures are registered. The Company may redeem the Debentures for 125% of the principal amount of the Debenture together with all accrued and unpaid interest provided that (i) an event of default has not occurred, (ii) the price of the Company’s common stock exceeds $1.50 and (ii) an effective registration statement covering the shares underlying the Debentures exists.

Each A Warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $1.00 per share commencing on the date of issuance and expiring at the close of business on the fifth anniversary of the issuance date. Each B Warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $.10 per share at any time after July 1, 2007 and expiring at the close of business on the fifth anniversary of the initial issuance date. Notwithstanding the foregoing if the Company provides the holder of a B Warrant with validation and acknowledgement on or before June 30, 2007 that the Company has both received and booked revenues for its products totaling $1,000,000, the B Warrants shall automatically terminate. Both the A and B Warrants contain provisions that protect the holder against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications, or mergers.

Pursuant to the Selling Agent Letter Agreement between the Company and First Montauk Securities Corporation (“Selling Agent”), the Selling Agent was paid a cash fee of $150,000 (10% of the aggregate purchase price of the Units sold to the subscribers). The Company also issued the Selling Agent a warrant to purchase 150,000 shares of its common stock on the same terms as the A Warrants.

As part of the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with each subscriber who purchased Units in the Private Placement. Under the Registration Rights Agreement, the Company is obligated to file a registration statement (the “Registration Statement”) on Form SB-2, relating to the resale by the holders of the Common Stock underlying the Debentures, Warrants and Selling Agent Warrant.

As a condition to closing, the Company obtained consents and waivers from the investors of its private placement of $1,600,000 principal amount of Convertible Notes (“Notes”) issued on June 29, 2006, pursuant to which each of the prior investors agreed to waive any and all existing defaults relating to the Notes and agreed to forebear from exercising any rights accruing upon default until March 31, 2007. In connection therewith, the Company issued to the investors Convertible Notes (“Forebearance Notes”) in the aggregate principal amount of $387,437.39, representing liquidated damages due under the Notes. The Forebearance Notes are convertible into the Company’s common stock at $1.00 per share.

Item 9.01 Financial Statements and Exhibits

c)	Exhibits

10.1    Form of Securities Purchase Agreement
10.2    Form of Series A Common Stock Purchase Warrant
10.3    Form of Series B Common Stock Purchase Warrant
10.4    Form of Registration Rights Agreement
10.5    Form of Convertible Debenture
10.6    Form of Consent and Waiver
10.7    Form of Forebearance Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMETRX, INC.
(Registrant)

Date: January 8, 2006	By:	/s/ J. Richard Iler
J. Richard Iler
Chief Financial